Exhibit 99.1

Smart Balance Announces 2012 First Quarter Results

Company Delivers 33% Net Sales Growth in the Quarter;

Cash Operating Income Increases to $11.8 Million;

Maintains 2012 Outlook

Paramus, N.J. (May 3, 2012) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the first quarter ended March 31, 2012. For the first quarter of 2012, net sales increased 32.8% to $79.3 million, and cash operating income increased 8.3% to $11.8 million. Earnings per share were $0.06, versus $0.07 last year, excluding certain non-cash one-time items.

Regarding its 2012 outlook, the Company continues to expect net sales in the $320 million to $330 million range, gross margin in the 42% to 44% range and cash operating income in the $46 million to $48 million range.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “Our results were in-line with our expectations. In the quarter our three growth platforms - Glutino, Earth Balance and Smart Balance Milk – continued to report strong consumption trends, and our core Smart Balance spreads and grocery categories had solid bottom-line results, as we manage these businesses to deliver consistent profit.”

Commenting further on the quarter Mr. Hughes stated, “While the addition of Glutino contributed a significant portion of our sales growth in the quarter, we had a number of positive developments in our base business this quarter, which experienced sales growth of approximately 7%. Our spreads and grocery businesses reported approximately 2% sales growth. Earth Balance continued to perform well, with 31% sales growth. Finally, our Smart Balance Milk national distribution efforts resulted in sales growth of 65%.”

Regarding Glutino, Mr. Hughes commented, “In the quarter, while reduction of distributor inventory impacted our sales to customers, sell-through of Glutino sales at all retail channels, remains strong at 25% growth on average. Inventory levels at the end of the first quarter stabilized and, as a result, we expect Glutino sales growth to more closely track retail sales going forward.”

2012 First Quarter Results

Net sales in the first quarter of 2012 increased 32.8% to $79.3 million, compared to net sales of $59.7 million in the first quarter of 2011. This performance primarily reflected the acquisition of Glutino which represented $15.2 million of net sales in the quarter. In addition, the Company’s base business, which increased 7.4%, was positively impacted by higher selling prices, partially offset by lower volume.

In the spreads category, sales increased 1.0% driven by the positive net impact of pricing activity in the category, volume growth from Earth Balance®, offset by volume declines from Smart Balance® and Bestlife™.

Sales of Smart Balance® milk increased 65.4% in the quarter, due to incremental distribution gains at retail, higher volume from existing customers, and lower couponing compared to the same period last year. Sales of the Company’s grocery products increased 8.3% versus the year-ago first quarter, reflecting higher prices for oil and peanut butter, partially offset by lower volume.

The Company’s Earth Balance® portfolio continued to perform well in the first quarter, registering a sales gain of 31.4% versus year-ago. This gain was primarily driven by growth of Earth Balance® spreads, as these products continue to gain new distribution in the grocery channel. In addition, the natural channel continued to benefit from recent product launches, including MindfulMayo ™, Organic Coconut Spread and Earth Balance® Coconut & Peanut Spread. Finally, Earth Balance® Soy Milk continues to benefit from the expansion of distribution in the natural channel.

Glutino represented approximately 26 points of the consolidated net sales growth. When compared to the same period last year, Glutino sales increased 4.1%. The growth in the quarter was negatively impacted by a change in the Company’s promotional strategy from off-invoice to performance-based; the effect of which reduces inventory levels at its distributors in the near-term but improves efficiency of trade spend in the long-term. Glutino sales across its retail channels, nevertheless, continue to be strong with average growth of 24.8% in the quarter. Beginning in April, Glutino inventories at distributors have stabilized and order patterns are more closely tracking retail sales.

Gross profit in the first quarter of 2012 was $35.1 million, or 44.2% of net sales, compared with gross profit of $28.4 million, or 47.5% of net sales in the first quarter of 2011. While higher selling prices more than offset the impact of commodity costs, the acquisition of Glutino, and the overall mix shift to lower margin products in the base business resulted in lower gross margin in the quarter. For the full year, the Company continues to expect gross margin to be in the 42% to 44% range.

Operating income increased 4.2% to $7.5 million in the first quarter, compared to operating income of $7.2 million in the first quarter of 2011, excluding one-time items. Included in the 2012 first quarter was a one-time benefit related to the adjustment of a restructuring charge of $0.1 million and forfeiture of certain non-vested stock options of $0.2 million. Included in the 2011 first quarter was a one-time benefit related to the forfeiture of certain non-vested stock options of $0.4 million.

Cash operating income increased 8.3% to $11.8 million in the first quarter compared to $10.9 million in the prior year’s quarter. The table below provides a reconciliation of operating income to cash operating income, a non-GAAP measure.

Reconciliation of Operating Income to Cash Operating Income – First Quarter

$ in Millions	2012	2011
Operating Income (GAAP)	$7.8	$7.6
Less non-cash and one-time items :
Stock-based compensation expense	1.5	1.8
Depreciation and amortization	2.6	1.5
One-time items	(0.1)	-
Non-cash/one-time items	4.0	3.3
Cash Operating Income	$11.8	$10.9

Net income in the first quarter of 2012 was $3.7 million, or $0.06 per share, compared with net income of $3.5 million, or $0.06 per share, in the year-ago quarter. The 2012 quarter was favorably impacted by the adjustment of a restructuring charge of $0.1 million and $0.1 million related to the forfeiture of certain non-vested stock options after-tax. The 2011 quarter was unfavorably impacted by a net charge of $0.7 million, or $0.01 per share, related to the forfeiture of certain non-vested stock options associated with restructuring actions. Excluding these items, net income in the first quarter of 2012 was $3.5 million compared to $4.2 million in 2011.

  Reconciliation of Items Affecting Net Income and Earnings Per Share (EPS) – First Quarter

	Net Income ($ Millions)		EPS ($ Per share)
	2012	2011	2012	2011
Reported	$3.7	$3.5	$0.06	$0.06
Less non-cash and one-time items:
Forfeiture of certain stock options	(0.1)	0.7	(0.00)	0.01
Restructuring	(0.1)	-	(0.00)	0.00
Non-cash/one-time items	(0.2)	0.7	(0.00)	0.01
Adjusted	$3.5	$4.2	$0.06	$0.07

Footnotes

1 All references to market share are based on U.S. mass-market dollar volume according to The Nielsen Company (an independent research entity) for the 12-week period ending March 17, 2012, unless otherwise noted.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues;

•	maintain margins during periods of commodity cost fluctuations;

•	introduce and expand distribution of our new products;

•	meet marketing and infrastructure needs;

•	respond to changes in consumer demand;

•	respond to adverse publicity affecting the Company or industry;

•	maintain our performance during difficult economic conditions;

•	comply with regulatory requirements;

•	maintain existing relationships with and secure new customers;

•	continue to rely on third party distributors, manufacturers and suppliers;

•	successfully integrate and operate the Glutino business and realize the expected benefits of the Glutino acquisition;

•	operate outside of the U.S.;

•	successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products;

•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and

•	maintain volume in light of price increases stemming from rises in commodity costs.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “cash operating income” and "net income and earnings per share (EPS) excluding non-cash and one-time charges" as non-GAAP measures. The Company believes that these measures better explain its profitability and performance consistent with the way the investor and securities analysts evaluate our Company in the competitive environment in which we operate. Cash operating income is defined as operating income excluding depreciation, amortization of intangibles, restructuring, stock based compensation expense and other one-time items. The Company believes that the exclusion of both non-cash and one-time charges, provide a better reflection of the operating profitability of the Company, and strongly compliment the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. We have included in this press release reconciliations of cash operating income to operating income and of net income and EPS excluding non-cash and one-time items to net income and EPS, in each case as calculated in accordance with GAAP.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The company’s health and wellness platform consists of four brands that target specific consumer needs:  Smart Balance for heart healthier diets; Glutino for gluten-free diets; Earth Balance for plant-based diets; and Bestlife for weight management.  The company markets the Smart Balance line of products, which avoids trans-fats naturally and balances fats and/or reduces saturated fats, such as Smart Balance® Buttery Spreads and Enhanced Milks.   The company’s Glutino brand is a trusted pioneer and leader in the gluten-free category, with a wide variety of great-tasting gluten-free foods consumers trust across a number of product categories, such as Glutino® Pretzel Twists and Breakfast Bars.  The company markets the Earth Balance line of non-GMO plant-based products, which include Earth Balance® Buttery Spreads, Nut Butters and Soy Milks.  The company also markets weight management products under the Bestlife brand, which include Bestlife™ Buttery Spreads and Sticks.   For more information about Smart Balance, Inc., please visit www.smartbalance.com.

Contact:

Carole Buyers, CFA

Senior Vice President Investor Relations & Business Development

Smart Balance, Inc.

cbuyers@smartbalance.com

303-652-0521 x152

SMART BALANCE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,328	$7,959
Accounts receivable, net of allowance of: $388 (2012) and $343 (2011)	20,345	20,030
Accounts receivable - other	1,683	1,124
Inventories	16,417	15,698
Prepaid taxes	1,390	981
Prepaid expenses and other assets	3,453	2,149
Deferred tax asset	4,535	5,299
Total current assets	54,151	53,240
Property and equipment, net	16,105	13,804
Other assets:
Goodwill	266,809	266,598
Intangible assets, net	183,112	183,822
Deferred costs, net	2,520	2,690
Other assets	1,516	1,478
Total other assets	453,957	454,588
Total assets	$524,213	$521,632
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$36,260	$40,358
Income taxes payable	217	217
Current portion of long-term debt	5,151	9,150
Total current liabilities	41,628	49,725
Long-term debt	100,813	93,815
Deferred tax liability	50,664	51,474
Contract payable	2,750	4,125
Other liabilities	1,026	877
Total liabilities	196,881	200,016
Commitment and contingencies
Stockholders' equity
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,631,217 and 62,630,683 issued in 2012 and 2011, respectively and 58,940,554 and 58,940,020 outstanding in 2012 and 2011, respectively	6	6
Additional paid in capital	540,992	539,432
Accumulated deficit	(197,264)	(200,967)
Accumulated other comprehensive loss, net of tax	(807)	(1,260)
Treasury stock, at cost (3,690,663 shares in 2012 and 2011)	(15,595)	(15,595)
Total stockholders' equity	327,332	321,616
Total liabilities and stockholders' equity	$524,213	$521,632

SMART BALANCE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$79,291	$59,722
Cost of goods sold	44,211	31,350
Gross profit	35,080	28,372
Operating expenses:
Marketing	6,805	5,501
Selling	6,803	5,150
General and administrative	13,716	10,128
Total operating expenses	27,324	20,779
Operating income	7,756	7,593

Other income (expense):
Interest expense	(1,160)	(790)
Other (expense) income, net	(458)	654
Total other (expense)	(1,618)	(136)
Income before income taxes	6,138	7,457
Provision for income taxes	2,435	3,914
Net income	$3,703	$3,543

Earnings per share:
Basic	$0.06	$0.06
Diluted	$0.06	$0.06

Weighted average shares outstanding:
Basic	58,940,044	59,891,323
Diluted	59,314,358	59,892,031

Net income	$3,703	$3,543
Other comprehensive income, net of tax:
Foreign currency translation adjustment	453	—
Other comprehensive income	453	—
Comprehensive income	$4,156	$3,543